EXHIBIT 10.27

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made effective as of October 1, 2014 (the “Effective Date”) by and between Patterson Management, LP, a Minnesota Limited Partnership with an office at 137 Barnum Road, Devens MA 01434 (hereinafter called “Distributor”) and ABAXIS, Inc., a California corporation with its principal office at 3240 Whipple Road, Union City, California 94587 (“ABAXIS”).

RECITALS

A.           ABAXIS is the manufacturer of blood analyzers and consumables, including reagent discs.

B.            Distributor wishes to acquire rights to distribute the Products (as defined below) in the territory as set forth in Exhibit B (the “Territory”).

1.	DEFINITIONS.

1.1           “Competitive Product” means (a) any device or analyzer that performs substantially similar functions as an Instrument and (b) any test, including rapid or lateral flow, that provides substantially similar test results or parameters as the Product.

1.2           “Complaint” means any written or electronic communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product after it is released for distribution.

1.3           “Consumables” means the ABAXIS consumable products, including any Discs, listed in Exhibit A, and such other ABAXIS products as ABAXIS shall from time to time offer, in writing. For clarity, Consumables do not include any Instrument or other ABAXIS analyzers or instruments.

1.4           “Customer” means a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization, other than ABAXIS or Distributor, that purchases Products from Distributor under this Agreement for its own use or consumption in providing veterinarian medical care.

1.5           “Discs” means the chemical reagent discs for use with the Instruments, which are more fully described in Exhibit A to this Agreement, subject to any additions, removals, or other changes as permitted under the terms of this Agreement.

1.6           “Instruments” means the electromechanical devices which are more fully described in Exhibit A to this Agreement, subject to any additions, removals, or other changes as permitted under the terms of this Agreement.

1.7           “Minimums” means an amount equal to [ * ]. Notwithstanding the foregoing, [ * ] shall be based upon [ * ].

1.8           “Products” means the Instrument and the Consumables.

2.	APPOINTMENT AND ACCEPTANCE.

2.1          Appointment and Acceptance. Subject to the terms and conditions of this Agreement, ABAXIS hereby appoints Distributor, and Distributor hereby accepts such appointment, as a distributor of the Products within the Territory. Distributor may sell the Products in the Territory through its affiliates and subsidiaries, provided that Distributor notifies ABAXIS of the identity of such affiliates and subsidiaries in the Territory.

2.2           Purchase Rights. ABAXIS agrees to sell to Distributor, and Distributor agrees to purchase from ABAXIS, the Products for distribution in accordance with the terms and conditions of this Agreement.

2.3           Distribution Rights. Except as provided for in Section 2.1, Distributor may not transfer or subcontract any of its rights or obligations hereunder to any sub-distributor or other third party, whether in the employ of or in any other way associated with Distributor, without the prior written consent of ABAXIS, such consent not to be unreasonably withheld. Distributor shall not knowingly distribute any Products to any person or entity outside the Territory, or to any resellers.

2.4           Distribution Obligations of Distributor. Distributor shall:

(a)          Use commercially reasonable efforts to promote the sales of the Products to Customers located in the Territory;

(b)          Provide and maintain an adequately staffed, equipped and trained sales organization (as reasonably determined by Distributor), whose members will be able to explain in detail to Customers the specifications, features and benefits of the Products and the differences between the Products and Competitive Products;

(c)          Provide sales and market data reports and rolling forecasts with respect to the Product, in a format mutually agreed upon by the parties and consistent with industry practices, on a monthly basis to ABAXIS, and at ABAXIS’ reasonable request, including Customer identities and sales volume, and use good faith efforts to provide, at ABAXIS’ reasonable request, other information specifically relating (and limited) to the actual and potential market for the Products in the Territory;

(d)          Promptly inform ABAXIS concerning problems (e.g., Complaints) with respect to the Products encountered in the Territory and their resolutions;

(e)          Use good faith commercially reasonable efforts to purchase, during each calendar quarter of this Agreement beginning April 1, 2015, the Minimums. For purposes of clarity, nothing in this Agreement shall be interpreted to require Distributor to purchase the Minimums and, except as set forth in this Section 2.4(e), ABAXIS shall have no additional rights or remedies, and Distributor shall have no additional obligations, in the event Distributor fails to purchase the Minimums. In any event, Distributor shall be required to [ * ], provided that [ * ]. If at any time during the Term, Distributor fails to meet the applicable Minimums or inventory level of Products set forth herein, ABAXIS in its sole discretion and as its sole and exclusive remedy may, in its sole discretion effective immediately upon written notice to Distributor, modify the Price List in Exhibit C to increase prices and/or eliminate any discounts on outstanding orders and future purchases of the applicable Products;

(f)          Maintain complete and accurate distribution records of all Products sold and transferred to Customers in the Territory by Distributor, including but not limited to a current list of Products (inclusive of the make, model, batch number, serial number, and quantity) and Customers in the Territory. If ABAXIS deems it necessary, in its reasonable discretion, to obtain copies of such distribution records, Distributor shall provide reasonable access to such records to ABAXIS (or its designated representative) within forty-eight (48) hours of ABAXIS’ written request;

(g)          Establish and maintain a written records retention policy with respect to the Products, including maintaining quality system documents in a central, controlled location and using commercially reasonable efforts to prevent any loss, destruction, deterioration or unauthorized access to such documents. Distributor shall, for a period of the Term and two (2) years thereafter (or such longer period as required by applicable laws and regulations) retain original documents with original signatures in a central file within Distributor’s quality assurance or document control records;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(h)          Retain for a period of five (5) years from the date of creation any and all training records related to the Products;

(i)          Submit all advertising and promotional materials for Products to ABAXIS at least 10 days prior to use or distribution of such materials in the Territory. In the event that ABAXIS provides comments or suggests changes within 10 days of the receipt of such materials, Distributor will revise the materials accordingly;

(j)          Make no representations or warranties with respect to the Products other than those specifically authorized in writing by ABAXIS; and

(k)          Not alter original manufacturer’s packaging, or sell Product in quantities other than as originally packaged (break boxes) or deface, tamper with or change in any way ABAXIS product labeling.

2.5           Duties of ABAXIS. During the Term, ABAXIS shall:

(a)          Sell Products to Distributor in accordance with the order process set forth in Section 5;

(b)          Subject to Section 10, provide Distributor with reasonable quantities of current Product information, promotional materials such as photographs and artwork, and technical literature. In addition, where applicable, ABAXIS shall furnish ratings and specifications for the Products in conformity with United States standards. ABAXIS shall also furnish to Distributor reasonable technical help on the Products without cost to Distributor. Subject to Section 10, ABAXIS shall supply Distributor from time to time with copies of its catalogs, brochures, direct mail, advertising and promotional materials, including audio-visual tapes and Product data, which Distributor may use in developing its own advertising and promotional material for the Products, provided that such advertising and promotional materials shall be submitted to ABAXIS for review and approval (not to be unreasonably withheld) subject in any event to Section 2.4(i) above; and

(b)          Maintain liability insurance including products liability, with limits of not less than [ * ] per occurrence, and upon written request, shall deliver to Distributor certificates evidencing such insurance and naming Distributor as an additional insured.

2.6           Competitive Products.

(a)          Beginning January 1, 2015 through the remainder of the Term, if Distributor distributes or sells any Competitive Products:

(i)          if such Competitive Products [ * ], ABAXIS may [ * ]; provided, however, [ * ]; provided further, that [ * ]; and

(ii)          if such Competitive Products [ * ], ABAXIS may [ * ].

For clarity, “commercially reasonable efforts” for purposes of this Section 2.6(a)(i) shall mean [ * ]; provided that the Minimum shall not apply to the extent that the failure to achieve the Minimum resulted from ABAXIS’ failure to fulfill Firm Orders in accordance with Section 2.5 below.

(b)          Notwithstanding anything in this Agreement to the contrary, to the extent ABAXIS enters into any distribution, reseller, or similar agreement or arrangement with any of [ * ] (the “National Distributors”) involving the sale or distribution of Products, and such agreement or arrangement [ * ], then ABAXIS shall promptly (and in any event within ten (10) business days of entry into any such agreement [ * ]) notify Patterson and provide [ * ] (such notice, a “National Distributor Notice”). Upon receiving a National Distributor Notice, Distributor, in its sole discretion, may elect to [ * ]. Notwithstanding the foregoing, to the extent ABAXIS fails to provide a National Distributor Notice, Sections 2.6(a) and 15.3 shall be deemed null and void and of no force and effect.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7           Product Complaints. Within forty-eight (48) hours of Distributor’s receipt of notice of any material Complaints or actual or alleged Product defects, to the extent that Distributor cannot reasonably assist such Customer, Distributor shall notify ABAXIS thereof orally, followed promptly by a detailed written notice to ABAXIS. Distributor agrees to reasonably assist ABAXIS, at ABAXIS’ cost, in the investigation of any such material Complaints or actual or alleged Product defects as necessary, including, if applicable, collecting additional information from the Customer on the reported incident. At ABAXIS’ request, Distributor will communicate with the applicable regulatory authorities in the Territory with respect to such Customer Complaints.

2.8           Product Recalls. Any decision to recall any Products shall be at ABAXIS’ sole discretion. Upon ABAXIS’ request and at ABAXIS’ cost, Distributor shall reasonably assist ABAXIS in identifying Customers for notification in connection with any Product recalls in the Territory. At ABAXIS’ request and cost, Distributor will communicate with the applicable regulatory authorities in the Territory with respect to such Product recalls, and Distributor will apprise ABAXIS of all such communications or correspondence with such regulatory authorities (including providing copies of any written communications, along with certified English translations).

3.	PRICE and TAXES.

3.1           Price. The price formula payable by Distributor to ABAXIS for the Products is set forth in Exhibit C (“Price List”) to this Agreement.

3.2           Price Changes. After one (1) year from the Effective Date, ABAXIS reserves the right to during the Term amend the prices shown on the Price List upon ninety (90) days prior written notice to Distributor. No increase in prices or reduction in discounts pursuant to this Section 3.2 will apply to Products for which Firm Orders (as defined in Section 5.1 below) are accepted by ABAXIS before the effective date of the change. Distributor will have the benefit of any reduction in prices or increase in discounts for Firm Orders accepted but not shipped before the effective date of such change.

3.3           Taxes. Distributor will pay or reimburse ABAXIS for all sales, use, value‑added, and other taxes (except taxes on ABAXIS’ net income), and all customs, duties, and tariffs now or hereafter claimed or imposed by any governmental authority upon the sale of the Products to Distributor, or upon payments to ABAXIS under this Agreement.

4.            PAYMENT. All payments under this Agreement by Distributor to ABAXIS are due within [ * ] days after Distributor receives the applicable invoice from ABAXIS and will be made in United States dollars, free of any currency control or other restrictions, by either transfer via automated clearing house or wire to the ABAXIS bank account designated by ABAXIS’ credit department and set forth in Exhibit D. Distributor will bear any fees associated with the transfer. If payment is not received by ABAXIS within said [ * ] days, the payment shall bear a late payment charge equal to [ * ] per month (or partial month) that the payment is delayed. Credit terms may be extended to Distributor at the complete discretion of ABAXIS and ABAXIS may require payment prior to release of Products to Distributor. ABAXIS reserves the right, upon written notice to Distributor, to declare all sums immediately due and payable in the event of a material breach by Distributor of any of its obligations to ABAXIS. Furthermore, ABAXIS reserves the right at all times either generally or with respect to any specific Firm Order, to vary, change, or limit the amount or duration of credit to be allowed to Distributor.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.	ORDERS.

5.1           Forecast; Form of Orders. Distributor will provide ABAXIS with a good faith rolling twelve (12)-month forecast of its requirements every three (3) months during the Term of this Agreement. Distributor will purchase Products from ABAXIS by the issuance of firm written purchase orders (“Firm Orders”) specifying the description and quantity of each Product ordered, and the requested shipping date or dates for shipment thereof. Purchase orders will specify shipping dates not less than thirty (30) calendar days after ABAXIS’ receipt of the Firm Order nor more than one hundred twenty (120) calendar days after ABAXIS’ receipt of the Firm Order unless specifically agreed by ABAXIS in writing. All Firm Orders are subject to acceptance by ABAXIS which must be provided within ten (10) days of ABAXIS’ receipt of a Firm Order or such Firm Order shall be deemed accepted by ABAXIS. None of the preprinted terms or conditions of any Firm Order or any other purchase order supplied by Distributor will amend or supplement this Agreement, even if accepted by ABAXIS.

5.2           Increases. Following acceptance of a Firm Order by ABAXIS, Distributor may request an increase in the quantities of Products ordered under such Firm Order and ABAXIS will use commercially reasonable efforts to honor such request, subject to reasonable allocation among ABAXIS’ other distributors in the event of limited supply; provided, however, that ABAXIS will only be obligated to use commercially reasonable efforts to satisfy such additional demand if the request is received at least sixty-one (61) calendar days prior to the scheduled shipment date for that additional demand.

5.3           Cancellation and Deferment.

Distributor may defer or cancel all or any portion of a request for shipment release before scheduled shipment date, provided that Distributor shall pay cancellation fees in accordance with the following schedule:

Date Cancellation or Deferment Notice is Received	Cancellation Fee (in percentage of purchase price)

61 or more days prior to scheduled shipment date	[ * ]

31-60 days prior to scheduled shipment date	[ * ]

0-30 days prior to scheduled shipment date	[ * ]

6.	SHIPMENT

6.1           Shipment. ABAXIS will use commercially reasonable efforts to ship the Products at the time requested in Firm Orders accepted by ABAXIS. In the event of shortage of labor, energy, components, raw materials or supplies or interruption of ABAXIS’ production or shipment, in each case for reasons beyond ABAXIS’ reasonable control, ABAXIS will give Distributor reasonable priority in terms of allocating ABAXIS’ production and shipment of the Products.

 Without liability to any person and without prejudice to any other remedy, ABAXIS may withhold or delay shipment of any order if Distributor is late in payment under or is otherwise in material breach of this Agreement. ABAXIS shall promptly notify Distributor in the event that ABAXIS withholds or delays shipments under this Agreement.

6.2           Packaging and Shipment‑Risk of Loss. ABAXIS will package and ship all items subject to Firm Orders in ABAXIS’ customary manner, unless otherwise agreed to by the parties. All shipments will be EXW (Incoterms 2010) ABAXIS’ shipping location. Title and risk of loss for the Products shall pass to Distributor when the Products are delivered to the common carrier transportation company for shipment.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3           Shipment Expense. Distributor will instruct ABAXIS in writing as to which carrier ABAXIS will use to transport the Products ordered by Distributor. If Distributor has not so instructed ABAXIS at the time of the order, ABAXIS may select the carrier. Distributor will pay all costs of transportation, any insurance requested by Distributor, export and import fees, customs brokerage expenses and similar charges. Distributor, at its expense, will make and negotiate any claims against any carrier, insurer, customs broker, freight forwarder or customs collector. ABAXIS will reasonably cooperate with and assist Distributor in making such claims.

7.	WARRANTY.

7.1           Instrument Warranty. ABAXIS warrants that the Instruments conform in all material respects to the package insert for the Instruments and will be free from defects in materials and workmanship until the date which is one year after installation at the Customer’s facility (the “Instrument Warranty Period”). This limited warranty does not cover the results of accidents (including unusual physical or electrical stress), abuse, neglect, vandalism, use contrary to handling or operating instructions supplied by ABAXIS, or repair or modification by anyone other than ABAXIS or an agent of ABAXIS.

7.2           Consumables Warranty. ABAXIS warrants that the Consumables conform in all material respects to the package insert for the Consumables until the expiration date marked on the Consumables and/or the Consumables packaging (the “Consumables Warranty Period”). This limited warranty does not cover the results of accidents (including unusual physical stress), abuse, neglect, vandalism, use contrary to handling or operating instructions supplied by ABAXIS, or modification by anyone other than ABAXIS or an agent of ABAXIS.

7.3           Disc Failures. ABAXIS will replace all Discs that the Instrument’s detection system has found it to have a manufacturing defect during the applicable Consumables Warranty Period. ABAXIS may request that the Distributor return the failed Discs claimed to have a manufacturing defect for investigation at ABAXIS’ sole cost, provided that if such Disc is subsequently determined not to have a manufacturing defect, such inspection and cost of return shall be paid or reimbursed by Distributor. For clarity, Disc failures due to improper use or failure to follow written procedures provided with the Discs will not result in Disc replacement.

7.4           Warranty Claims. If Distributor, or any of Distributor’s Customers, believes that Products do not conform to the warranty set forth in Section 7.1 or 7.2, Distributor shall notify ABAXIS in writing of such non‑conformance within ten (10) business days after discovering such defect during the Instrument Warranty Period or Consumables Warranty Period, as applicable, and shall provide such details of the non-conformance as ABAXIS reasonably requests, including, but limited to, sales documents and/or other sales information necessary to prove that the non-conformity was discovered during the applicable warranty period. Distributor will, upon the request of ABAXIS, return such Products to ABAXIS at ABAXIS’ expense and risk. If ABAXIS reasonably determines that a returned Product does conform to the applicable warranty, or the non-conformity was found after the expiration of the applicable warranty period, ABAXIS will return such Products at Distributor’s expense and risk. If ABAXIS reasonably determines that a returned Product fails to conform to the applicable warranty, Distributor’s sole remedy shall be, at ABAXIS’s option and expense, the repair and return (applies solely to Instruments) or replacement of the Products within (10) business days after ABAXIS receives the non-conforming Products, or a credit of the price or fee paid by Distributor for the non-conforming Products. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE FOREGOING IS DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE WARRANTIES SET FORTH IN SECTION 7.1, 7.2 AND 7.3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.5           Service and Repair Records. Distributor agrees to keep records and documentation of all Products sold to Customers that require service or repair pursuant to the warranties under this Section 7. Distributor agrees to reasonably cooperate with ABAXIS as requested in linking such records and documentation to ABAXIS’ Device History Record and in conformance with ABAXIS’ Quality System requirements. On a quarterly basis to the extent requested by ABAXIS, or more frequently at ABAXIS’ reasonable request, Distributor shall provide copies of all such records and documentation to ABAXIS for review.

7.6           Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTY FOR THE PRODUCTS CONTAINED IN SECTIONS 7.1, 7.2, 7.3 and 10.4, ABAXIS AND ITS MANUFACTURERS AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE PRODUCTS, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	TRAINING AND MAINTENANCE.

8.1          Training. ABAXIS will offer, without charge and at a mutually acceptable time, location and frequency, training in the operation and maintenance of the Products for a reasonable number of Distributors’ qualified personnel.

8.2           Out of Warranty Maintenance. ABAXIS will provide maintenance services to Distributor for Products which are out of warranty at ABAXIS’ then- current maintenance fees and subject to ABAXIS’ policies with respect to such maintenance; provided, however, that ABAXIS will use its commercially reasonable efforts to repair such Products within ten (10) business days after receipt of those Products.

9.	ENGINEERING CHANGES; DOCUMENTATION; COOPERATION.

9.1           Products Changes. ABAXIS shall have the right to make changes, substitutions and modifications in the Products and the package inserts. Such changes, substitutions or modifications, other than mandatory field change orders required for equipment safety or proper operation, will not materially and adversely affect the form, fit or function of the Products and will be operationally compatible with prior versions of the Products. ABAXIS shall inform the Distributor of any change in the form, fit or function of the Product at least thirty (30) days prior to shipment of such Product.

9.2           Right to Reproduce Documentation. Subject to Section 10.2 of this Agreement, Distributor shall have the right to translate, reproduce and distribute any training and end‑user documentation provided by ABAXIS pursuant to this Agreement. If applicable, Distributor shall provide copies of certified English translations of such documentation to ABAXIS prior to any use in the Territory.

10.	PROPRIETARY RIGHTS; RECORDS.

10.1         Ownership by ABAXIS. Distributor acknowledges and agrees that Distributor has no proprietary rights in the Products or any other materials received from ABAXIS, and does not acquire any proprietary rights by virtue of this Agreement, except those contractual rights that are expressly granted herein.

10.2         Trademarks and Trade Names. ABAXIS grants to Distributor a limited, nonexclusive, non-transferable license to use ABAXIS’ trademarks solely in connection with Distributor’s right to distribute and sell Products hereunder.

  (a)          Distributor must prominently display and use ABAXIS’ trade name, trademarks and product names in connection with Distributor’s promotion, distribution and sale of the Products, and in compliance with all applicable laws and regulations.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  (b)          Format and style used by Distributor must be approved in writing in advance by ABAXIS to protect ABAXIS’ trademark rights. All Products must be sold in the original packaging and no additions or deletions to the labeling can be made by Distributor unless approved by ABAXIS in writing.

  (c)          Distributor agrees that all use of ABAXIS’ trademarks shall clearly indicate ABAXIS as the trademark owner, and Distributor shall not knowingly or intentionally impair or reduce ABAXIS’ rights, title and interest in the trademark information.

10.3          If Distributor shall have found that ABAXIS  trademarks, copyrights, patents or other intellectual property rights are being disputed or infringed by a third party, Distributor shall promptly inform ABAXIS thereof and reasonably assist ABAXIS in taking steps necessary to protect ABAXIS’ rights at ABAXIS’ sole cost. Distributor, however, shall have no obligation to bring or maintain legal proceedings to protect Distributor's interests.

10.4          ABAXIS represents that, to its knowledge, the Products do not infringe upon or violate the intellectual property rights of any third party.

11.	INDEMNIFICATION.

11.1          Indemnification by ABAXIS. Subject to Section 11.3, ABAXIS agrees to indemnify, defend and otherwise hold Distributor, its directors, officers, employees and agents harmless from all third party claims, injuries, and damages, including all reasonable costs and expenses (such as attorneys’ fees), arising out of or related to (a) an allegation by a third party that the Products infringe upon or violate the intellectual property rights of any third party, (b) ABAXIS’ gross negligence or willful misconduct, or (c) a material breach this Agreement by ABAXIS, including any of its covenants, representations or warranties hereunder.

11.2          Options. If ABAXIS receives notice of an alleged infringement or if Distributor’s rights hereunder with respect to Products is prevented by permanent injunction, ABAXIS may, at its sole option and expense, procure for Distributor the right to continued distribution and sale of the Products, or provide Distributor with versions of the Products that are not infringing (provided that Distributor may immediately terminate this Agreement with no further liability (other than for outstanding payment obligations) to the extent Distributor reasonably determines that any such non-infringing alternative version of the instrument Product (but not other Products such as disposables) has materially lower utility or functionality), or refund to Distributor all payments received by ABAXIS under this Agreement relating to the relevant Products (reflecting any quantity, or other discounts granted to Distributor and terminate Distributor’s right to distribute such Products.

11.3          Exclusions. In no event will ABAXIS have any liability under Sections 11.1(a) and 11.2 for any claim of infringement which is based on (a) combination or use of the Products with equipment where the infringement would not be caused by use of the Products alone, or (b) modification of the Products (other than by ABAXIS or ABAXIS’ agents) if such claim would have been avoided if not for such modifications of the Products.

11.4          Indemnification by Distributor. Distributor agrees to indemnify, defend and otherwise hold ABAXIS, its affiliates, and their respective directors, officers, employees and agents harmless from all third party claims, injuries, and damages, including all reasonable costs and expenses (such as attorneys’ fees), arising out of or related to (a) Distributor’s gross negligence or willful misconduct, or (b) a material breach this Agreement by Distributor, including any of its covenants, representations or warranties hereunder.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.           LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES AVAILABLE FOR A BREACH OF SECTION 14 OR A PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 11, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, TORT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

13.	GOVERNMENTAL COMPLIANCE; DUE DILIGENCE.

13.1          As applicable, ABAXIS represents and warrants to Distributor that as of the Effective Date (i) the Products have been cleared for sale in the United States by the United States Department of Agriculture (“USDA”); (ii) ABAXIS has complied with all USDA requirements pertaining to the Products, including registration and listing of the Products as a device for veterinary use; and (iii) that the Products will be manufactured in accordance with Good Manufacturing Practice (GMP) regulations.

13.2          Each of the parties shall comply with laws, rules and regulations pertinent to its duties and obligations under this Agreement in the Territory, as applicable.

13.3          Subject to Section 2.4(d) and 2.7, ABAXIS will be responsible for responding to and/or executing, as appropriate or required under applicable laws and regulations, all complaints, failures, adverse events, and recalls, whether voluntary or involuntary, involving the Products. If requested by ABAXIS, Distributor shall reasonably cooperate with ABAXIS with respect to any such activity.

14.	CONFIDENTIAL INFORMATION.

14.1          Confidential Information. Each party agrees to use the other party’s Confidential Information received hereunder only as authorized in this Agreement and to use diligent efforts, and at least the same degree of care that is used to protect its own confidential information of like importance, to prevent unauthorized use, dissemination and disclosure of the other’s Confidential Information during and after the Term of this Agreement. “Confidential Information” includes:

  (a)          In the case of ABAXIS, any software and hardware designs, drawings, procedures and trade secrets, including any specifications, schematic, mechanical and engineering drawings, and engineering documentation for the Products;

  (b)          In the case of ABAXIS, any and all methods, algorithms, techniques and processes contained in or related to the Products;

  (c)          Both parties’ research and development, pricing and new product and marketing plans, unless and until publicly disclosed;

  (d)          Nonpublic financial and administrative information concerning either party; and

  (e)          Any other information designated by either party in writing as confidential or proprietary.

14.2          Exceptions. Confidential Information will not include any information that (a) is already known or becomes known to the general public without fault or breach on the part of the receiving party; (b) the receiving party obtains from a third party without breach of a non‑disclosure obligation and without restriction on disclosure; or (c) is already known to the receiving party prior to its disclosure by the other party hereunder, as demonstrated by the receiving party’s written records.

14.3          Injunctive Relief. Each party hereby agrees that the breach or threatened breach of this Section 14 may cause irreparable damage to the other party, for which recovery of damages may be inadequate, and that the aggrieved party will be entitled to seek timely injunctive relief under this Agreement as provided for under applicable law, as well as such further relief as may be granted by a court of competent jurisdiction.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.4          Publicity. Neither party shall make public information concerning this Agreement nor the supplies or services provided hereunder without the prior written consent of the other party, except as may be required by law or pursuant to a lawful request of a governmental agency. Such disclosure required by law or pursuant to lawful request upon one party shall be communicated, in a timely manner, to the other party. Notwithstanding this provision, ABAXIS reserves the right to use Distributor’s name and sales in press releases about the sale of ABAXIS products in the foreign market; provided, however, that Distributor shall have the right to approve all such uses of Distributor’s name and sales, which approval shall be deemed given by Distributor to the extent it does not affirmatively approve any such press release within four (4) days of Distributor’s receipt of a draft of the same, provided that if Distributor has previously approved such usage, then ABAXIS shall not be required to seek additional approval hereunder.

15.	TERM AND TERMINATION.

15.1          Term. The initial term of this Agreement will commence on the Effective Date and, unless earlier terminated as set forth in Section 2.6(a) or below, will continue for a period of two (2) years after the Effective Date (the “Initial Term”). Thereafter, the Agreement shall continue automatically for additional successive one (1)-year periods (each such period, a “Renewal Term” and collectively with the Initial Term, the “Term” of this Agreement) unless terminated by either party by giving written notice to the other party not less than three (3) months prior to the expiration of the Term.

15.2          Following the first anniversary of the Effective Date, this Agreement may be terminated by either party for any or no reason by giving the other party six (6) months written notice.

15.3          Subject to Section 2.6(b), in the event that Distributor distributes or sells any [ * ] (except for certain inventory as permitted in Section 2.6(a)), Distributor may elect to terminate the Agreement immediately upon written notice to ABAXIS, [ * ]. For purposes of clarity, Distributor’s termination of this Agreement under Sections 15.1 and 15.2 (unless at such time of notice Distributor distributes or sells any [ * ]) [ * ].

15.4          Termination for Cause. This Agreement and all licenses hereunder will terminate:

   (a)       On the thirtieth (30th) day after either party gives the other party notice of a material breach by such other party of any material term or condition of this Agreement, unless the breach is cured or notice of intent to cure and acceptance of such notice by other party before that day; provided that (i) any breach of Section 14 (Confidential Information) will be deemed a material breach of this Agreement that cannot be cured, and (ii) if the material breach is either party’s failure to pay any amounts due in a timely manner, the notice of default shall provide for a cure period of not more than five (5) business days; or

   (b)       Immediately and without further liability after either party gives written notice to the other party if either party declares bankruptcy or bankruptcy proceedings are instituted involuntarily on its behalf, and the voluntary or involuntary proceedings are not dismissed within sixty (60) calendar days.; or

   (c)       Immediately upon written notice from ABAXIS to Distributor, pursuant to the terms of Section 2.6(a).

15.5          Effects of Expiration or Termination.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

   (a)       After expiration, termination by either party under Section 15.2 (not for cause) or termination by Distributor under Section 15.4:

(i)          Any Firm Orders received by ABAXIS prior to termination will remain enforceable, regardless of when such Firm Orders will be shipped; and

(ii)         Distributor may continue to market and sell the Products remaining in its possession in its customary manner in the ordinary course of business; and

   (b)      After expiration or termination for any reason:

(i)          Distributor will promptly provide to ABAXIS copies of all records and documentations then in Distributor’s possession that relate to all Products sold by Distributor in the Territory; and

(iii)        Payment and indemnification obligations arising prior to termination and the obligations of each party to keep the other’s Confidential Information confidential, will remain in force.

15.6          Liability and Other Remedies. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR DAMAGES OF ANY KIND AS A RESULT OF EXERCISING ITS RIGHT TO TERMINATE THIS AGREEMENT ACCORDING TO ITS TERMS, AND TERMINATION WILL NOT AFFECT ANY OTHER RIGHT OR REMEDY OF EITHER PARTY.

16.	GENERAL PROVISIONS.

16.1          Assignment. Either party may, without the consent of the other party, assign this Agreement to an affiliate or to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, or to any person to whom such party transfers all or substantially all of its proprietary rights in the Products. Otherwise, neither party may assign any rights or delegate any duties under this Agreement without the other party’s prior written consent, such consent not to be unreasonably withheld, and any attempt to do so without that consent shall be null and void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

16.2          Choice of Law; Arbitration. This Agreement shall be governed in all respects by the laws of the State of California, without regard to its conflict of laws principles. The parties exclude in its entirety the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination thereof, shall be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third, who shall be the chairman of the panel, being appointed by mutual agreement of said two party-appointed arbitrators. The place of arbitration shall be San Francisco, California.

16.3          Amendment. Except as provided for in Section 2.6(b), this Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

16.4          Waiver. No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in writing, signed on behalf of the party against whom the waiver is asserted.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.5          Contingencies. Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control, including but not limited to labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the non‑performing party.

16.6          Severability. If any part of this Agreement is found invalid or unenforceable that part will be enforced to the maximum extent permitted by law and the remainder of this Agreement will remain in full force.

16.7          Entire Agreement. This Agreement, including all Exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral. The original of this Agreement has been written in English and English is the governing language of this Agreement.

16.8          Notices. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered either by (a) personal delivery, (b) certified or registered air mail (postage prepaid, return receipt requested), or (c) “tested” fax (a fax for which the proper answer back has been received) addressed to the party for whom intended at the following address:

If to ABAXIS, at the following address:	If to Distributor, at the following address:

ABAXIS Inc.	Patterson Management, LP
3240 Whipple Road	137 Barnum Road
Union City, CA 94587	Devens, MA 01434
Attn: Chief Executive Officer	Attn: President
Fax: 1-510-441-6151
With a copy to:

Patterson Companies, Inc.
1031 Mendota Heights Road
St. Paul, MN 55120
Attn: General Counsel

or at such other address as the intended recipient previously shall have designated by written notice to the other parties. Notice by mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communication required or contemplated by this Agreement delivered in person or sent by “tested” fax shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery or on the date sent, respectively. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

16.9          Relationship of Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf. Distributor shall not have, and shall not represent that it has, any power, right or authority to bind ABAXIS, or to assume or create any obligation or responsibility, express or implied to appear as a bona fide agent or representative, on behalf of ABAXIS or in name, except as expressly permitted in writing. All such duties shall extend to Distributor’s employees, permitted subcontractors, agents, heirs and assigns.

16.10        Authority. Each party warrants that it has full power to enter into and perform this Agreement, and the person signing this Agreement on such party’s behalf has been duly authorized and empowered to enter in this Agreement, understands it and agrees to be bound by it.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[SIGNATURE PAGE FOLLOWS]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement as of the Effective Date.

ABAXIS, INC.

By:	/s/ Craig Tockman
	Vice President	9/30/14

[Name]
[Title]

PATTERSON MANAGEMENT, LP

By:	/s/ George Henriques
	President	9/30/14

[Name]
[Title]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS

Exhibit A	‑	Products Description

Exhibit B		Territory

Exhibit C	‑	Price List

Exhibit D	-	Bank and Wire Information

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
Products Description

A.	Instruments:

B.	Consumables:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
Territory

United States and all of its territories.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D
BANK AND WIRE TRANSFER INFORMATION

Bank:          [ * ]

Account #:          [ * ]

Bank ABA #:          [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.